EXHIBIT 5.1

June 7, 2007	Mayer, Brown, Rowe & Maw LLP 71 South Wacker Drive Chicago, Illinois 60606-4637

Capital Auto Receivables LLC 200 Renaissance Center Detroit, Michigan 48265	Main Tel (312) 782-0600 Main Fax (312) 701-7711” www.mayerbrownrowe.com

Re:	Enforceability of the Offered Notes Capital Auto Receivables Asset Trust 2007-SN1
     We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables LLC, a Delaware limited liability company (“CARI” or the “Seller”), and GMAC LLC, a Delaware limited liability company (“GMAC”), in connection with the issuance of $175,000,000 aggregate principal balance of Class A-2a 5.40% Asset Backed Notes (the “Class A-2a Notes”), $480,000,000 aggregate principal balance of Class A-2b Floating Rate Asset Backed Notes (the “Class A-2b Notes”), $140,000,000 aggregate principal balance of Class A-3a 5.38% Asset Backed Notes (the “Class A-3a Notes”), $520,000,000 aggregate principal balance of Class A-3b Floating Rate Asset Backed Notes (the “Class A-3b Notes”), $405,007,000 aggregate principal balance of Class A-4 Floating Rate Asset Backed Notes (the “Class A-4 Notes” and together with the Class A-2a Notes, the Class A-2b Notes, the Class A-3a Notes and the Class A-3b Notes, the “Class A Notes”), $56,250,000 aggregate principal balance of Class B 5.52% Asset Backed Notes (the “Class B Notes”), $55,000,000 aggregate principal balance of Class C 5.73% Asset Backed Notes (the “Class C Notes”) and $60,000,000 aggregate principal balance of Class D 6.05% Asset Backed Notes (the “Class D Notes”; the Class A Notes, the Class B Notes, the Class C Notes and the Class D Notes are referred to collectively herein as the “Offered Notes”) by Capital Auto Receivables Asset Trust 2007-SN1 (the “Trust”) pursuant to the CARAT 2007-SN1 Indenture, to be dated as of June 7, 2007 (the “CARAT Indenture”), between the Trust and The Bank of New York Trust Company, N.A., as CARAT Indenture Trustee (in such capacity, the “CARAT Indenture Trustee”), and certificates (the “Certificates”), pursuant to a Trust Agreement (the “Trust Agreement”), to be dated as of June 7, 2007, between the Seller and Deutsche Bank Trust Company Delaware, as CARAT Owner Trustee (the “CARAT Owner Trustee”), amending and restating in its entirety that certain Trust Agreement, dated May 10, 2007 (the “Original Trust Agreement”), between Seller and the CARAT Owner Trustee. Only the Offered Notes are being offered for sale. The Certificates will be retained by the Seller.
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June 7, 2007

     The Trust intends to issue the Offered Notes on or about June 7, 2007 (the “Issuance Date”).
     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes and in order to express the opinion stated herein, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:
     (i) the registration statement on Form S-3 of CARI and of Central Originating Lease Trust (Nos. 333-142950 and 333-142950-01) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on May 15, 2007 (such registration statement as so amended, the “Form S-3 Registration Statement”);
     (ii) the prospectus supplement, dated May 31, 2007 (the “Prospectus Supplement”), and the base prospectus, dated May 18, 2007 (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act;
     (iii) the Original Trust Agreement and a form of the Trust Agreement;
     (iv) a form of the CARAT Indenture (including the form of Notes and Certificates);
     (v) a form of the Pooling and Administration Agreement (the “Pooling and Administration Agreement”) between GMAC and the Seller;
     (vii) a form of the Trust Sale and Administration Agreement (the “Trust Sale and Administration Agreement”) between GMAC, as Trust Administrator, the Seller, the CARAT Owner Trustee and the Trust;
     (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described clauses (iii) through (vii) are referred to herein as the “Transaction Documents”).
     In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.
     On the basis of the foregoing and on the basis of our examination of the Seller’s Amended and Restated Limited Liability Company Agreement, dated as of October 20, 2006 and as amended as of November 20, 2006, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Seller, it is our opinion that:

June 7, 2007

     (a) The Seller is a limited liability company validly existing and in good standing under the laws of the State of Delaware.
     (b) When duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment therefore, the Offered Notes will have been duly authorized by all necessary action of the Trust and will have been legally issued, will be nonassessable and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.
     We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.
     We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the Limited Liability Company Act of the State of Delaware and the Delaware Statutory Trust Act.
     We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP

MAYER, BROWN, ROWE & MAW LLP
EAR/JSH/KGD